For Immediate Release

Press Contacts:
William Hoffman	Amanda George
NeoMedia Technologies, Inc.	NeoMedia Technologies
+(239) 337-3434	+(239) 337-3434 X 151
whoffman@neom.com	ageorge@neom.com

NeoMedia Announces Major Corporate Changes

FT. MYERS, FLA., SEPT 26th, 2007 -- NeoMedia Technologies (OTC BB: NEOM), the global leader in camera-initiated transactions for mobile devices, announced today plans to relocate the corporate headquarters as well as changes in current key personnel.

NeoMedia is examining new areas for relocating its corporate headquarters, currently operating in Fort Myers, Florida. NeoMedia is analyzing location options based on the prevalent market and prospects of the geography. NeoMedia is looking into Atlanta, GA and Washington, DC as major cities with opportunities that will offer close contact to potential customers and easier access to international markets.

Christian Steinborn, CEO of Gavitec AG-mobile digit, will assume the additional role of Chief Operating Officer (COO) of NeoMedia Technologies, Inc. Steinborn will oversee global sales opportunities and business operations of both NeoMedia and Gavitec AG-mobile digit. Christian is a seasoned executive with years of experience in the wireless industry and demonstrates consistent execution of sales and profitably initiatives.

In addition, NeoMedia Technologies announces the resignation of the founder and Chairman of the Board, Charles W. Fritz. Chas plans to pursue ventures in economic and environmental industries. Chas Fritz is leaving the company in capable hands and feels the company is in a position to take advantage of the emerging market for optically initiated transactions using mobile devices.

CEO, William J. Hoffman states “NeoMedia is looking at opportunities based on the required move to enhance customer’s relations and prospects as well as increase access to its international markets.”

NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in optically initiated wireless transactions, bridging the physical and mobile world with innovative direct to web technology solutions. To provide a robust high-performance infrastructure for the processing of optical codes NeoMedia extends their offering with award winning Gavitec technology. Located in Germany, Gavitec AG-mobile digit is a leader in development and distribution of mobile scanners and software for mobile applications. In addition, Gavitec provides standardized and individual solutions for mobile marketing, couponing, ticketing and payment systems. To learn more visit www.neom.com, www.qode.com, and www.mobiledigit.de

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

qode is a registered trademark, and qode®reader, qode®window and One Click to Content are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.